Exhibit 23.02

FAX (403) 262-2790
SUITE 1200, 530 - 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799

November 4, 2010

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company—Canada, consents to the references to our firm in the form and context in which they appear in the Form S-1 of Triangle Petroleum Corporation (the “Company”) filed under Rule 462(b), dated November 4, 2010. We further consent to the use of information contained in our report, as of January 31, 2009, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Form S-1.

Yours very truly, “ORIGINAL SIGNED BY Ryder Scott Company-Canada”

/s/ Ryder Scott Company-Canada
RYDER SCOTT COMPANY-CANADA

Calgary, Alberta, Canada

November 4, 2010

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